Exhibit 99.1

MP Materials and the U.S. Department of War Partner with the Saudi Arabian Mining Company (Madden) to Develop Rare Earth Refinery Joint Venture

Joint Venture under Historic U.S.–Saudi Critical Mineral Cooperation Framework Marks a Major Step toward Diversifying the Global Supply Chain for America and Its Allies

Capital-Light Structure for MP Materials Unlocks Strategic Value and Accelerates Long-Term Growth Potential for Shareholders

WASHINGTON, D.C., November 19, 2025 — MP Materials Corp. (NYSE: MP), America’s fully-integrated rare earth materials and magnetics producer, today announced it has partnered with the U.S. Department of War (DoW) to establish a strategic joint venture with the Saudi Arabian Mining Company (Maaden), Saudi Arabia’s flagship mining company, to develop a rare earth refinery in the Kingdom. This binding agreement between the three parties follows the strategic framework for cooperation on securing critical supply chains reached between the United States and the Kingdom of Saudi Arabia, which was signed this week in Washington, D.C.

The formation of a joint venture to build a rare earth refinery in Saudi Arabia is a pivotal step toward rebalancing the global rare earth supply chain and aligns with U.S. economic and national security interests. The joint venture will leverage Saudi Arabia’s competitive energy base, world-class infrastructure, strategic location, and significant untapped rare earth resource potential to advance a stable and secure supply chain for rare earth materials. The facility will be designed to process rare earth feedstock sourced from Saudi Arabia and other global regions and produce significant quantities of separated light and heavy rare earth oxides. These refined products will support U.S. and Saudi manufacturing and defense sectors and be marketed to allied nations.

“We are honored that the U.S. government asked MP to partner on a project of this magnitude and importance for America and its allies,” said James Litinsky, Founder, Chairman & CEO of MP Materials. “By combining MP’s technical expertise with the strategic vision of the U.S. Department of War and Maaden’s capabilities and scale, the pieces are in place to fundamentally strengthen and diversify the supply chain.”

Litinsky added, “This agreement will be beneficial to MP and our industry, and it further aligns U.S. and Saudi interests. The formation of the joint venture also underscores MP Materials’ role as an American national champion, and it demonstrates how our fully integrated platform can project U.S. industrial capability abroad. We are proud to partner with Maaden on this transformative joint venture.”

Bob Wilt, CEO, Maaden, said, “This JV is a significant step forward in the development of this important global sector, underpinned by the support of Saudi Arabia’s Ministry of Energy and the Ministry of Industry and Mineral Resources. I am proud of the role that Maaden plays as Saudi Arabia’s national mining champion, and through our significant growth ambitions we will continue to develop this strategic sector as an integral pillar of the Kingdom’s economy.”

The joint venture is structured to ensure U.S. oversight and alignment with national security objectives. Under the agreement, MP Materials and the DoW (through a joint venture) will hold an equity position targeted at 49% in the joint venture, with Maaden holding a position of no less than 51%. Full financing for the U.S. contribution to the joint venture will be provided non- recourse by the DoW, while MP will contribute its world-class technical expertise in rare earth separation and refining as well as global sourcing and marketing capabilities. MP is also in discussions to support or collaborate on magnet manufacturing in the Kingdom of Saudi Arabia.

This high impact, capital-light opportunity aligns with MP’s mission and will significantly expand MP’s global footprint, further driving shareholder value and positioning MP to lead in the global sourcing and refining of rare earth element-rich feedstocks. The joint venture will unlock significant global upstream resources, expand MP’s refining capacity, and support further substantial, disciplined growth in MP’s upstream and downstream businesses. The joint venture will also deepen economic and security ties between the United States and Saudi Arabia and support industrial resilience without reliance on adversarial sources.

U.S. PUBLIC-PRIVATE PARTNERSHIP

This initiative builds on MP Materials’ multibillion dollar public-private partnership with the DoW announced in July 2025. To execute on the previously announced partnership and significantly expand domestic refining and magnet manufacturing capacity in the coming years, MP is investing over $1 billion and hiring more than 1,000 manufacturing workers in the United States. These investments include the expansion of heavy rare earth separation capabilities at Mountain Pass in California and the development of the Company’s second magnet manufacturing facility in the United States.

ABOUT MP MATERIALS

MP Materials (NYSE: MP) is America’s only fully-integrated rare earth producer with capabilities spanning the entire supply chain—from mining and processing to advanced metallization, magnet manufacturing and recycling.

MP Materials currently operates the world’s second-largest rare earth mine in Mountain Pass, California – one of the world’s richest rare earth deposits – where it extracts, refines, and separates rare earth materials. The Company also manufactures the world’s strongest and most efficient permanent magnets at its Independence magnetics facility in Texas.

MP Materials is extending its downstream capabilities through its transformational public-private partnership with the U.S. Department of War to dramatically accelerate the build-out of an end-to-end U.S. rare earth magnet supply chain at scale and reduce foreign dependency. MP Materials will soon begin construction of the Company’s second magnet manufacturing facility in the United States, 10X. MP’s flagship customers include Apple, General Motors, and the U.S. Department of War.

More information is available at https://mpmaterials.com/.

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FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are not historical facts and are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “will,” “target,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including statements related to the joint venture between MP Materials, U.S. Department of War and Maaden to develop a rare earth refinery in the Kingdom of Saudi Arabia. These forward-looking statements are subject to a number of risks and uncertainties, including risks relating to (i) the parties ability to enter in to definitive agreements establishing a joint venture for the purposes of constructing and operating a rare earth refinery in the Kingdom of Saudi Arabia, (ii) the timing and achievement of expected business milestones related to the joint venture, (iii) heightened scrutiny associated with government partnerships and contracts, including the availability of funding now and in the future, and (iv) those risk factors discussed in MP Materials’ filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission.

MP Materials

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